Exhibit 99.1

                                  PRESS RELEASE

       Hales Corners, Wisconsin (March 12, 1999) State Financial Services Corporation ("State"), a bank holding company headquartered in Hales Corners, Wisconsin, today announced it has executed a Definitive Agreement to acquire all of the outstanding common stock of First Waukegan Corporation in exchange for $28 million in cash. First Waukegan Corporation is the parent holding company of Bank of Northern Illinois, N.A. ("Waukegan"), a $212 million national bank headquartered in Waukegan, Illinois. Waukegan operates from five offices location in Waukegan, Gurnee, Libertyville and Glenview (which has two offices). The merger will be accounted for as a purchase and is subject to regulatory and shareholder approval. The transaction is expected to close no later than the third quarter of 1999.

       Based upon its analysis, State expects to effectuate approximately $2.0 million in pre-tax near-term earning improvements (or approximately 24% of Waukegan's 1998 non-interest expenses) related to the elimination of duplicate expenses and consolidation of various administrative functions. State also expects to achieve ongoing revenue enhancements at Waukegan by expanding its loan to deposit ratio from the existing 50% to approximately 75% - 80% to enhance the net interest margin. Based upon its assumptions of anticipated cost savings alone, State expects the transaction to be accretive to earnings in the first year of operations following acquisition.

       State's President and Chief Executive Officer Michael J. Falbo stated, "the acquisition of First Waukegan continues our expansion into the Illinois market and will put us over the $1 billion mark in total assets. It provides us with three additional components to further the business plan undertaken with our merger with Home Federal Savings of Elgin - complimentary locations, the addition of trust services, and the ability to leverage our balance sheet.
Waukegan's office locations provide an excellent compliment to our existing Illinois facilities at State Financial Bank in Richmond and Libertyville, as well as Home Federal Savings of Elgin. Another attractive feature of Waukegan is that it currently has a trust operation. We will offer Waukegan's trust services throughout our organization, providing another financial product to our customers which will compliment our banking, insurance, brokerage, and asset management activities. With First Waukegan being a cash acquisition, we start to leverage the abundant capital position which resulted from our merger with Home Federal Savings. Upon consummation of First Waukegan, our Tier One leverage ratio will decline to approximately 10.4% from 15.2% at December 31, 1998. We expect the acquisition will positively impact both our per share earnings and return on equity quickly which will provide enhanced value to our shareholders, while expanding our product line and affording additional opportunities for our customers and employees."

       Waukegan's Chairman Thomas Eiden said, "we feel our affiliation with State Financial Services Corporation will provide tremendous opportunities for our customers and employees. Our customers will continue to have their products and services supported in the community banking tradition which they currently enjoy. In addition, State's recent moves into related financial products like insurance and asset management will afford our customers access to these services in a convenient and comprehensive manner as part of their banking relationship. We are very impressed with the strategic steps State Financial has taken in positioning itself as full-service provider of financial products and services, delivered with sensitivity to building personal customer relationships in the community banking tradition."


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       Upon consummation,  State's Chairman Jerome J. Holz and President Michael
J. Falbo will join Waukegan's Board of Directors. Mr. Falbo will serve as Board Chairman for Waukegan. Waukegan's current President, Frank Mynard will continue in that role following the acquisition.

       State Financial Services Corporation is a banking holding company serving Wisconsin and Illinois with three community banks and one community thrift - State Financial Bank, with offices in Hales Corners, Muskego, Milwaukee, Greenfield, Glendale, Brookfield, and Waukesha, Wisconsin; State Financial Bank
- Waterford with offices in Waterford and Burlington, Wisconsin; State Financial Bank, with offices in Richmond and Libertyville, Illinois; and Home Federal Savings and Loan Association of Elgin with offices in Elgin, South Elgin, Bartlett, Crystal Lake, and Roselle, Illinois. State's shares are traded on the Nasdaq National Market System under the symbol "SFSW." As of December 31, 1998, State had consolidated total assets of $828.4 million. At December 31, 1998, Waukegan reported total consolidated assets of $212.5 million.

Forward Looking Statements

       When used in this Press Release, the words, "believes," expects," and other similar expressions are intended to identify forward-looking statements. Factors which could cause such a variance to occur include, but are not limited to, changes in interest rates, local market competition, customer loan and deposit preferences, regulation, and other general economic conditions.


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